Exhibit 5.1

September 14, 2021

Fortress Transportation and Infrastructure Investors LLC
1345 Avenue of the Americas, 45th Floor
New York, New York 10105

Re:	Fortress Transportation and Infrastructure Investors LLC
Registration Statement on Form S-3
File No. 333-236770

Ladies and Gentlemen:

We have acted as special counsel to Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-3 (File No. 333-236770) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of (i) 12,000,000 common shares (the “Firm Shares”), representing limited liability company interests of the Company, par value $0.01 per share (“Common Shares”), to be issued and sold by the Company pursuant to the Underwriting Agreement dated September 9, 2021 (the “Underwriting Agreement”), among the Company and the several underwriters listed on Schedule A thereto (collectively, the “Underwriters”), and (ii) up to an additional 1,800,000 Common Shares to be issued and sold by the Company (the “Option Shares”) pursuant to a 30-day option granted to the Underwriters by the Company under the Underwriting Agreement. The Firm Shares and the Option Shares are herein collectively called the “Shares.” This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such limited liability company records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.  We have also assumed that, upon sale and delivery, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company.  As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Fortress Transportation and Infrastructure Investors LLC
September 14, 2021

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Shares have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company and  the duly authorized pricing committee thereof and as contemplated by the Underwriting Agreement, the Shares will have been validly issued, and holders of the Shares will have no obligation  to make any further payments to the Company for the purchase of the Shares or contributions to the Company solely by reason of their ownership of the Shares, except for their obligation to repay any funds wrongfully distributed to them. The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the Limited Liability Company Act of the State of Delaware.

B.
This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus Supplement dated September 9, 2021, forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP
AKIN GUMP STRAUSS HAUER & FELD LLP